UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

May 4, 2017

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

Employment Agreements Extension

On May 4, 2017, the Company extended Employment Agreements (“Agreements”) with the following officers of the Company: Kevin J. Mills, President and Chief Executive Officer; David W. Dunlap, Vice President of Finance and Administration, Chief Financial Officer and Secretary; James Lopez, Vice President of Sales, Marketing and Developer Program; Leonard L. Ott, Vice President of Engineering and Chief Technical Officer; and Lee A. Baillif, Vice President of Operations (collectively the “Executives”). The Agreements replaced employment agreements previously reported in a Form 8-K dated July 1, 2015 that were scheduled to expire on June 30, 2018. The employment agreements were extended to expire on the following dates:

Name	New Expiration Date
Kevin J. Mills	October 1, 2020
David W. Dunlap	June 30, 2019
James Lopez	June 30, 2021
Len L. Ott	December 31, 2021
Lee Baillif	September 30, 2021

Under the terms of the Agreements, the Executive’s employment is at will and termination of employment of the Executive may occur at any time. The Agreement defines termination arrangements that apply if the Executive is terminated for Cause as defined in the Agreement, is terminated due to death or disability, voluntarily terminates employment, or is otherwise terminated involuntarily. Should the Executive’s employment be terminated other than for Cause, death, disability or voluntary termination, he is entitled under the Agreement to (i) receive an involuntary termination payment consisting of his regular base salary for a period of two (2) months plus one month for each completed two years of service up to a maximum of five (5) months following termination, (ii) receive one additional month of compensation upon signing a mutual termination agreement; (iii) receive reimbursement for payment of his COBRA health premiums for the lesser of the amount of time of the involuntary termination payment or until he is eligible for the health insurance benefits provided by another employer; (iv) receive the variable compensation amounts to which he would otherwise be entitled as prescribed in the Company’s variable incentive compensation plan, and (v) purchase from the Company at book value certain items that were purchased by the Company for his use. Stock options granted to the Executive shall cease vesting immediately upon the date of termination of employment, and vested stock options will be exercisable after termination for the lesser of one year or the expiration date of the grant. In the event of voluntary termination with at least a 60 day notice by an Executive with more than ten years of consecutive service to the Company, the Executive’s vested stock options will be exercisable after termination for the remaining life of the grants. The Agreements also provide for compensation in the event of a Change of Control as defined in the Agreement consisting of an involuntary termination payment as described above and a payment equal to 1% of the consideration payable in connection with a Change of Control provided that the price offered for the Company’s common stock is equal to or greater than $5.00 per share. The new Agreements expire on the dates shown in the table above unless the Company fails to provide the Executive with notice of intent to renew or not renew the Agreement of at least six months prior to expiration, in which case the expiration date of the Agreement shall be six months following the date of notice.

General

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Executive Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

By:	/s/ David W. Dunlap
Date: May 4, 2017	Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Executive Employment Agreement